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               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                             FORM 15


Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                               Commission File Number     0-11902
                                                          _______
                     Gibson Greetings, Inc.
_________________________________________________________________
     (Exact name of registrant as specified in its charter)

 2100 Section Road, Cincinnati, Ohio 45202; tel. (513) 841-6000
_________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 Preferred Stock Purchase Rights
_________________________________________________________________
    (Title of each class of securities covered by this Form)


                  Common Stock, $.01 par value
_________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [x]    Rule 12h-3(b)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]    Rule 12h-3(b)(2)(ii) [ ]
                                 Rule 15d-6           [ ]

          Approximate number of holders of record as of the certification or notice date: none

          Pursuant to the requirements of the Securities Exchange
Act of 1934 Gibson Greetings, Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.


DATE: September 10, 1998       BY: /s/ Patricia O. Lowry
                                   Patricia O. Lowry
                                   Counsel